Exhibit 5.1
FAEGRE & BENSON LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
April 22, 2010
SPS Commerce, Inc.
333 South Seventh Street, Suite 1000
Minneapolis, MN 55402
Ladies and Gentlemen:
     We have acted as counsel for SPS Commerce, Inc., a Delaware corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-1 (File No. 333-163476) (the “Original Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of $49,833,342 of the Company’s common stock, par value $0.001 per share (the “Common Stock”). We have also acted as counsel in connection with the Company’s filing of a Registration Statement on Form S-1 (the “Additional Registration Statement”) relating to the registration of an additional $6,701,034 of shares of Common Stock of which up to 763,360 shares will be sold by certain parties listed as selling stockholders in the Original Registration Statement (the “Selling Stockholder Shares”).
     We have examined the Original Registration Statement, the Additional Registration Statement and the form of amended and restated certificate of incorporation of the Company (the “Restated Certificate”), which has been filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Original Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the Restated Certificate has been filed with the Delaware Secretary of State and the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Selling Stockholder Shares have been duly authorized, and when the Selling Stockholder Shares are issued upon conversion of the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock in accordance with the Restated Certificate, the Selling Stockholder Shares will be validly issued, fully paid and nonassessable.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion as an exhibit to the Additional Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Original Registration Statement and the related Prospectus.
     This opinion is furnished to you in connection with the filing of the Additional Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date the Additional Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion thereafter.
Very truly yours,
FAEGRE & BENSON LLP
/s/ Jonathan R. Zimmerman
By: Jonathan R. Zimmerman